Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares of Schiff Nutrition International, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: December 3, 2012

RECKITT BENCKISER GROUP PLC

By:	/s/ William Mordan
Name: William Mordan
Title: SVP & General Counsel

RECKITT BENCKISER LLC

By:	/s/ Kelly M. Slavitt
Name: Kelly M. Slavitt
Title: Deputy General Counsel & Legal Director, NA & Food

ASCOT ACQUISITION CORP.

By:	/s/ Kelly M. Slavitt
Name: Kelly M. Slavitt
Title: Deputy General Counsel & Legal Director, NA & Food

[Signature page to Joint Filing Agreement]